Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors/Trustees
Selected American Shares, Inc., Selected Special Shares, Inc., and Selected Capital Preservation Trust.
We consent to the use of our report dated February 20, 2009, incorporated by reference in the Registration Statements of Selected American Shares, Inc., Selected Special Shares, Inc., and Selected Capital Preservation Trust and to the references to our firm under the headings “Financial Highlights” appearing in each of the Prospectuses for Selected American Shares, Selected Special Shares, and Selected Daily Government Fund and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 27, 2009